Filed Pursuant to Rule 424(b)(3)
File No. 333-280963

Prospect Enhanced Yield Fund
Supplement No. 1 dated December 1, 2025
to the
Prospectus dated August 1, 2025

This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus of Prospect Enhanced Yield Fund (the “Fund”) dated August 1, 2025, as amended or supplemented (the “Prospectus”). Capitalized terms used but not defined herein shall have the same meaning given them in the Prospectus.

You should carefully consider the “Risk Factors” beginning on page 20 of the Prospectus before you decide to invest.

Prospectus Summary

The disclosure appearing in the fourth paragraph under the heading “Prospectus Summary-Expense Limitation Agreement” in the Prospectus is hereby replaced entirely with the following:

Additionally, the Adviser has agreed, pursuant to a Fee Waiver and Reimbursement Agreement with the Fund, to (1) waive all management fees and incentive fees until at least December 31, 2026 and (2) reimburse the Fund's Operating Expenses (as defined in the ELA) up to the Annual Limit (as defined in the ELA) until at least December 31, 2026 (the “Management Fee Waiver and Reimbursement”). The Management Fee Waiver and Reimbursement is not subject to recoupment. The Management Fee Waiver and Reimbursement Agreement may not be terminated by the Adviser, but it may be terminated by the Board of Trustees on 60 days written notice to the Adviser.
Fees and Expenses

The last three sentences appearing in footnote (8) under the table appearing on page 11 of the Prospectus under the heading “Fees and Expenses” in the Prospectus are replaced entirely with the following:

Additionally, the Adviser has agreed, pursuant to a Management Fee Waiver and Reimbursement Agreement with the Fund, to (1) waive all management fees and incentive fees until at least December 31, 2026 and (2) reimburse the Fund's Operating Expenses (as defined in the ELA) up to the Annual Limit (as defined in the ELA) until at least December 31, 2026. The Management Fee Waiver and Reimbursement is not subject to recoupment. The Management Fee Waiver and Reimbursement Agreement may not be terminated by the Adviser, but it may be terminated by the Board of Trustees on 60 days written notice to the Adviser.

Fund Expenses

The disclosure appearing in the seventh paragraph under the heading “Fund Expenses” in the Prospectus is hereby replaced in its entirety with the following:

Additionally, the Adviser has agreed, pursuant to a Management Fee Waiver and Reimbursement Agreement with the Fund, to (1) waive all management fees and incentive fees until at least December 31, 2026 and (2) reimburse the Fund's Operating Expenses (as defined in the ELA) up to the Annual Limit (as defined in the ELA) until at least December 31, 2026. The Management Fee Waiver and Reimbursement is not subject to recoupment. The Management Fee Waiver and Reimbursement Agreement may not be terminated by the Adviser, but it may be terminated by the Board of Trustees on 60 days written notice to the Adviser.

All disclosure in the Prospectus inconsistent with the foregoing is hereby revised accordingly.

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STOCKHOLDERS SHOULD RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE

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